Exhibit 99.1

NEWS RELEASE

CONTACT:

Brendan Harrington

Chief Financial Officer

(716) 887-7244

CTG to Record Diluted EPS Charges Totaling Nine Cents in 2015 Second Quarter

BUFFALO, N.Y. — June 16, 2015 — CTG (NASDAQ: CTG), an information technology (IT) services and solutions company, today announced that it will record charges in the second quarter of 2015 totaling approximately $0.09 per diluted share. The Company’s 2015 second quarter ends on July 3, 2015.

Medical Products Software Write-Off

CTG will write off the net book value of its IT medical management software for severe and chronic diseases and record a non-cash charge of approximately $1.1 million, or $0.04 per diluted share. The Company developed its medical management application, initially for chronic kidney disease, to improve the cost effectiveness of treatment and patient outcomes. The software tool became commercial in 2013 and, although CTG experienced some sales success with research institutions, the Company has been unable to sell the product to payers, its intended market. The professional staff involved in the development, architecture, and delivery of the software will be assigned to billable positions within the existing healthcare technology consulting practice. The remaining non-billable positions will be eliminated. Severance and other related charges are not expected to be significant.

Cliff Bleustein, President and Chief Executive Officer of CTG, commented, “After careful review of our software’s capabilities and additional conversations with executives at payers, providers, and life science companies, it’s now become clear that our application designed to reduce the cost of treating end-stage renal and potentially other chronic diseases is not going to be commercially viable and while disappointing, necessitates my decision to write off our investment in the software application. The healthcare software development group over the past couple of years had developed capabilities and methodologies around interoperability and exchange, data normalization and warehousing across disparate data sets, and identity management which will be valuable for growing our healthcare technology consulting practice. The healthcare technology consulting practice will strategically benefit from the additional size, scale, and capabilities of combining the products and technology practices to drive growth through healthcare service solutions in integration, data warehousing, infrastructure, security and service management.”

CTG to Record Diluted EPS Charges Totaling Nine Cents in 2015 Second Quarter

June 16, 2015

CTG Europe Work Force Reduction

An additional charge of approximately $1.2 million, or $0.05 per diluted share, will result from the elimination under statutory severance requirements of thirteen employees in Europe. The Company determined that the majority of the individuals involved were not likely to become billable. A portion of the savings will be used to hire sales personnel and sales support to improve growth within CTG’s respective markets. The remaining savings will be used to improve operating margins.

Mr. Bleustein added, “Labor laws across Europe are much more stringent than in the United States which results in higher severance costs. While it’s never easy to let people go, we feel it is the prudent thing to do in order to allow us to invest in our sales force for growth and to improve operating results going forward. These write offs, although painful in the short term, will make CTG a more efficient organization in the long term.”

Director Search

As part of the Company’s future growth strategy, the Nominating and Corporate Governance Committee is in the process of identifying new directors for CTG’s Board of Directors. The Committee’s goal is to appoint individuals with appropriate qualifications to help accelerate the Company’s growth.

Buffalo Headquarters Building

Mr. Bleustein concluded, “We are also exploring the possibility for additional efficiencies from the sale of our headquarters building at 800 Delaware Avenue in Buffalo. By consolidating our Buffalo-based personnel in our remaining facility in Buffalo, we believe we can reduce our operating costs and improve operational effectiveness. Although a sale is not guaranteed, we feel that exploring this option makes sense at this time.”

Earnings Guidance

CTG is revising its second quarter and full year 2015 earnings guidance that was previously provided in the first quarter earnings release issued on April 28, 2015. Preliminary earnings for the 2015 second quarter are now expected to range from $0.01 to $0.03 per diluted share, compared with the previous guidance of $0.09 to $0.11 per diluted share. Full year earnings for 2015 are now expected to range from $0.29 to $0.37 per diluted share, compared with the previous guidance of $0.36 to $0.44 per diluted share. Revenue guidance remains unchanged with an expected range of $93 million to $95 million for the second quarter and $375 million to $389 million for the 2015 full year.

About CTG

CTG provides strategic staffing services for major technology companies and large corporations. CTG also develops and implements innovative IT solutions to address the business needs and challenges of companies in higher-growth industries. Backed by nearly 50 years of experience and proprietary methodologies, CTG has a proven track record of delivering high-value, industry-specific staffing services and solutions to its clients. CTG operates in North America and Western Europe, and regularly posts news and other important information online at www.ctg.com.

CTG to Record Diluted EPS Charges Totaling Nine Cents in 2015 Second Quarter

June 16, 2015

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and expectations for 2015, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, feedback from existing and potential new customers, current and proposed legislation and governmental regulations that may affect the Company and/or its customers, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the dependence on orders from certain customers and their degree of concentration, the uncertainty of customers’ implementation of cost reduction projects, the ability of the Company to identify and develop marketable services, the anticipated amount and timing of revenues from business wins, risks relating to fluctuations in the Company’s operating results, the effect of healthcare reform mandates and initiatives, the mix of work and revenue between staffing and solutions, currency exchange risks, and new changes in government regulations and laws that affect the IT industry and the industries and countries in which the Company and its clients operate, and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2014 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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